Exhibit 99.1

QUALYS ANNOUNCES CFO TRANSITION

REAFFIRMS PRIOR FOURTH QUARTER AND FULL YEAR 2015 GUIDANCE

REDWOOD CITY, CA – January 27, 2016 – Qualys, Inc. (NASDAQ: QLYS), a pioneer and leading provider of cloud-based security and compliance solutions, today announced that Don McCauley, the company’s Chief Financial Officer, has informed the company’s Board of Directors of his intent to resign effective March 1, 2016.

Philippe Courtot, Chairman, President and Chief Executive Officer of Qualys, said, “I thank Don for his outstanding service to Qualys over the past ten years. Don has been an integral part of the Qualys team and a key architect of many of our processes and systems, and we will miss his leadership. We wish him well in his future endeavors. We intend to immediately initiate a CFO search.”

Mr. McCauley said, “I appreciate the opportunity to have been part of the team that has accomplished so much in helping to build Qualys into the company that it has become, including a successful IPO. Qualys is extremely well-positioned to continue delivering innovative cloud security solutions to customers and I wish the team all the best going forward.”

Mr. McCauley will remain in his current position through the filing and certification of the Company’s annual report on Form 10-K, and will participate in Qualys’ fiscal fourth quarter earnings conference call, scheduled for February 8, 2016.

Qualys also today confirmed that it anticipates that its fourth quarter and full year 2015 revenues, GAAP net income per diluted share and non-GAAP net income per diluted share will be within the guidance ranges previously given in the third quarter earnings release and conference call on November 2, 2015.

About Qualys, Inc.

Qualys, Inc. (NASDAQ: QLYS) is a pioneer and leading provider of cloud-based security and compliance solutions with over 8,000 customers in more than 100 countries, including a majority of each of the Forbes Global 100 and Fortune 100. The Qualys Cloud Platform and integrated suite of solutions help organizations simplify security operations and lower the cost of compliance by delivering critical security intelligence on demand and automating the full spectrum of auditing, compliance and protection for IT systems and web applications. Founded in 1999, Qualys has established strategic partnerships with leading managed service providers and consulting organizations including Accenture, BT, Cognizant Technology Solutions, Dell SecureWorks, Fujitsu, HCL Comnet, Infosys, Optiv, NTT, Tata Communications, Verizon and Wipro. The company is also a founding member of the Cloud Security Alliance (CSA). For more information, please visit www.qualys.com.

Qualys and the Qualys logo are proprietary trademarks of Qualys, Inc. All other products or names may be trademarks of their respective companies.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding Qualys’ current expectations with respect to the financial results for the fourth quarter and full year 2015. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks include possible accounting adjustments made in the process of finalizing our reported preliminary financial results, our ability to continue to develop platform capabilities and solutions; the ability of our platform and solutions to perform as intended; customer acceptance and purchase of our existing solutions and new solutions; real or perceived defects, errors or vulnerabilities in our products or services; our ability to retain existing customers and generate new customers; the budgeting cycles, seasonal buying patterns and length of our sales cycle; our ability to manage costs as we increase our customer base and the number of our platform solutions; the market for cloud solutions for IT security and compliance not increasing at the rate we expect; competition from other products and services; fluctuations in currency exchange rates, unexpected fluctuations in our effective tax rate on a GAAP and non-GAAP basis, our ability to effectively manage our rapid growth and our ability to anticipate future market needs and opportunities; any unanticipated accounting charges; and general market, political, economic and business conditions in the United States as well as globally. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed with the Securities and Exchange Commission on November 5, 2015. The forward-looking statements in this press release are based on information available to Qualys as of the date hereof, and Qualys disclaims any obligation to update any forward-looking statements, except as required by law.

Non-GAAP Financial Measures

Our preliminary fourth quarter and 2015 guidance referred to in this press release contains certain non-GAAP financial measures, including non-GAAP net income per diluted share. Qualys believes that these non-GAAP operating metrics help illustrate underlying trends in its business that could otherwise be masked by the effect of the income or expenses, as well as the related tax effects, that are excluded in non-GAAP net income per diluted share. Furthermore, Qualys uses these operating measures to establish budgets and operational goals for managing its business and evaluating its performance. Qualys also believes that non-GAAP net income per diluted share provides an additional tool for investors to use in comparing its recurring core business operating results over multiple periods with other companies in its industry.

Beginning in 2015, due to the recognition of deferred tax assets in 2014 and in order to provide a more complete picture of recurring core operating business results, the Company’s non-GAAP net income per diluted share for 2015 include tax adjustments required to achieve the effective tax rate on a non-GAAP basis, which could differ from the GAAP effective tax rate. The Company believes the non-GAAP effective tax rate, which is 36% in 2015, is a reasonable estimate under its global operating structure. The Company intends to re-evaluate the non-GAAP effective tax rate on an annual basis. However, it may adjust this rate during the year to take into account events or trends that it believes materially impact the estimated annual rate. The non-GAAP effective tax rate could be subject to change for a number of reasons, including but not limited to, significant changes resulting from tax legislation, material changes in geographic mix of revenues and expenses and other significant events.

Although non-GAAP net income per diluted share is frequently used by investors in their evaluations of companies, this non-GAAP financial measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Because of these limitations, non-GAAP net income per diluted share should be considered alongside other financial performance measures.

We have not reconciled our preliminary non-GAAP net income per diluted share because we are not yet able to calculate all reconciling items between net income per diluted share and non-GAAP net income per diluted share, such as share-based compensation expense or tax adjustments. Reconciliation to net income per diluted share is not available without unreasonable effort. We will provide GAAP results and the applicable reconciliations when we announce earnings for the fourth quarter and full year 2015 on or about February 8, 2016.

Media Contact:

John Christiansen/David Isaacs

Sard Verbinnen & Co

Qualys, Inc.

+1 (415) 618-8750

jchristiansen@sardverb.com / disaacs@sardverb.com